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             SECURITIES AND EXCHANGE COMMISSION

                  WASHINGTON, D.C.   20549


                          FORM  8-K


                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     March 10, 1994

               CENTRAL POWER AND LIGHT COMPANY
   (Exact name of registrant as specified in its charter)

                            TEXAS
       (State or other jurisdiction of incorporation)

           0-346                                    74-0550600
(Commission File Number)                  (IRS Employer Identification No.)

       539 N. Carancahua, Corpus Christi, Texas, 78401
    (Address of principal executive offices)  (zip code)

                       (512) 881-5300
    (Registrant's telephone number, including area code)



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Item 5.  Other Events

SOUTH TEXAS PROJECT (STP) OUTAGE

Central Power and Light Company (Company) owns 25.2% of STP, a two unit nuclear power plant. In February 1993, Units 1 and 2 of STP were shut down by Houston Lighting and Power Company (HLP), the Project Manager, in an unscheduled outage resulting from mechanical problems relating to two auxiliary feedwater pumps. HLP determined that the units would not be restarted until the equipment failures had been corrected and the Nuclear Regulatory Commission (NRC) briefed on the causes of these failures and the corrective actions that were taken. The NRC formalized that commitment in a confirmatory action letter, and sent an Augmented Inspection Team to STP to review the matter. In March 1993 the NRC began a diagnostic evaluation of STP. Conducted infrequently, diagnostic evaluations are broad-based evaluations of overall plant operations and are intended to review the strengths and weaknesses of the licensee's performance and to identify the root cause of performance problems. During and subsequent to the June 1993 completion of the evaluation, the NRC supplemented its confirmatory action letter to identify additional issues to be resolved and verified by the NRC before restart of STP. Such issues included the need to reduce backlogs of engineering and maintenance work and to simplify work processes which placed excessive burdens on operating and other plant personnel. The report also identified the need to strengthen management communications, oversight and teamwork as well as the capability to identify and correct the root causes of problems.

The NRC announced in June 1993 that STP was placed on its "watch list" of plants with "weaknesses that warrant increased NRC attention." Plants on the watch list are subject to closer NRC oversight. STP will remain on the NRC's watch list until both units return to service and a period of good performance is demonstrated.

During the outage, the necessary improvements have been made by HLP to address the issues in the confirmatory action letter, as supplemented. On February 15, 1994, the NRC agreed that the confirmatory action letter issues had been resolved with respect to Unit 1, and that it supported HLP's recommendation that Unit 1 was ready to restart. Unit 1 restarted in late February 1994 and operated at low power for three days. The Project Manager then shut down Unit 1 due to a problem with a steam generator feedwater valve and a steam generator tube leak. The Project Manager expects to make the necessary repairs and restart Unit 1 in late March 1994, although additional delays may occur.
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While many of the corrective actions taken are common to
both units, HLP must demonstrate to the NRC that these issues are also resolved with respect to Unit 2 before it is restarted. HLP estimates that Unit 2 will restart during the second quarter of 1994 after the completion of refueling, which began in March 1993 but was delayed in order to focus on the issues discussed above. The outage has not affected the Company's ability to meet customer demands because of existing capacity and the Company's ability to purchase additional energy from affiliates and non affiliates.

During 1993, the NRC imposed a total of $500,000 in fines against HLP in connection with violations of NRC requirements that occurred prior to the February 1993 shut down. No fines have been imposed for activities subsequent to the shut down. The Company has paid its portion (25.2%) of the cost of fines.

The Company's share of increased non-fuel operation and maintenance costs in 1993, related to the outage at STP, necessary to affect the needed improvements were approximately $29 million, and were expensed as incurred. Included in these expenses were detailed inspections of both units' steam generators, and the acceleration of certain maintenance activities from 1994 to 1993. This acceleration is expected to eliminate the need for any planned outages for either unit in 1994. The 1994 budgeted STP non-fuel operation and maintenance expenses are expected to be significantly lower than the 1993 actual expenses; but even though lower, they are expected to be sufficient to continue enhancements that will result in improved long-term performance of STP.

Pursuant to the substantive rules of the Public Utility Commission of Texas (Texas Commission), the Company generally is allowed to recover its fuel costs through a fixed fuel factor. These fuel factors are in the nature of temporary rates, and the Company's collection of revenues by such fuel factors is subject to adjustment at the time of a fuel reconciliation proceeding before the Texas Commission. The difference between fuel revenues billed and fuel expense incurred is recorded as an addition to or a reduction of revenues, with a corresponding entry to unrecovered fuel cost or other liabilities, as appropriate. Any fuel costs, (not limited to under- or over- recoveries) which the Texas Commission determines as unreasonable in a reconciliation proceeding are not recoverable from customers.

During the outage, the Company's fuel and purchased power costs have been, and are expected to continue to be, increased as the power normally generated by STP must be replaced through sources with higher costs. It is unclear
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how the Texas Commission will address the reasonableness of higher costs associated with the outage. At January 31, 1993, before the start of the STP outage, the Company had an over-recovered fuel balance of $5.2 million, exclusive of interest. At January 31, 1994, the Company's under-recovered fuel balance was $55.7 million, exclusive of interest. This under-recovery of fuel costs, while due primarily to the STP outage, was also affected by changes in fuel prices and timing differences. The Company cannot accurately estimate the amount of any future under- or over-recoveries due to the unpredictable nature of the above factors. Although there is the potential for disallowance of fuel-related costs, such determination cannot be made until fuel costs are reconciled with the Texas Commission. If a significant portion of fuel costs were disallowed by the Texas Commission, the Company could experience a material adverse effect on its results of operations in the year of disallowance. The Company is required by Texas Commission rules to file a reconciliation of its fuel costs by May 1, 1994; however, the Texas Commission Staff is proposing a revised filing deadline that would not require the Company to file before the fourth quarter of 1994.

In July 1993, the Company filed a fuel surcharge petition, which is separate from a fuel reconciliation proceeding with the Texas Commission to comply with the mandatory provisions of the Texas Commission's fuel rules. The petition requested approval of a customer surcharge to recover under-recovered fuel and purchased power costs resulting from the STP outage, increased natural gas costs and other factors. The petition also requested that the Texas Commission postpone consideration of the surcharge until the STP outage concluded or at the time fuel costs are next reconciled as discussed above. In August 1993, a Texas Commission Administrative Law Judge granted the Company's request to postpone consideration of the surcharge. In January 1994, the Company updated its fuel surcharge petition to reflect amounts of under-recovery through November 1993. Likewise, the Company requested and was granted postponement of the updated petition until the STP outage concluded or at the time fuel costs are next reconciled.

Management believes that the operating outage at STP will not have a material effect on its financial condition or on its results of operations.

See the Company's Annual Report on Form 10-K for the year ended December 31, 1992, and Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993, and
September 30, 1993 for additional information relating to STP and the outage.

RATE CASE FILINGS

During December 1993 and January 1994, several cities (Cities) in the Company's service territory exercised their rights to require the Company to file rate cases to determine if its rates are fair, just and reasonable. The Cities, together, account for approximately 40% of the Company's base revenues. The governing bodies of these Cities have original jurisdiction over rates only within their incorporated limits. The Cities have ordered the Company to file rate cases by various dates from February 17 through March 18, 1994, with hearings scheduled in February and March 1994.

The Cities have informed the Company that this rate review was precipitated by the outage at STP leading the Cities to question whether STP should continue to be included in the Company's rate base. Further, the Cities question whether the Company is earning an excessive return on equity. In February 1994, a consultant for the Cities filed its report with the Cities. The consultant recommends that STP Unit 2 be removed from the Company's rate base, resulting in a reduction of total base revenues of $106.5 million. The consultant did not recommend a reduction in revenues relating to STP Unit 1, nor did it suggest a revenue reduction for its contention that the Company's earnings have been excessive, but it suggests that those issues be reserved for future proceedings if circumstances warrant action. Furthermore, the consultant made no recommendations concerning STP operation and maintenance expenses.

The Company contends that both units of STP belong in rate base because of the long-term benefits nuclear generation provides to customers. The Company is not aware of any Texas Commission precedent directly supporting the removal of a nuclear plant from rate base because of outages of the duration experienced by Unit 1 and expected for Unit 2. The Company also believes that its return on equity is below the level specified for the rate freeze period in accordance with the stipulated agreement entered into by the Company and parties to its last rate order, including the Cities. This rate order does not restrict the Cities from exercising their original jurisdiction over rates during the rate freeze period. The Texas Commission has appellate jurisdiction over rates set by municipalities.

In February and early March 1994, some of the Cities passed resolutions ordering the Company to reduce rates by $73 million, if applied on a total company basis. These Cities' revenues represent approximately 20% of the Company's total base revenues. The orders only affect the rates of customers who take service within these Cities' limits. The orders call for rates to be reduced in April unless, on appeal, the Texas Commission takes action which would stay their effectiveness. The Company has appealed these orders to the Texas Commission seeking the actions necessary to stay their effectiveness. The Company cannot predict if other cities acting in their capacity as regulatory authorities will initiate similar proceedings.

In December 1993, a complaint was filed at the Texas Commission by a customer of the Company who takes service outside of municipal limits, where the Texas Commission has original jurisdictional. The complaint seeks a review of the Company's rates due to the outage at STP. The Texas Commission has docketed the proceeding, but has taken no other action in the matter. In March 1994, the Office of Public Utility Counsel and General Counsel petitioned the Texas Commission to review the Company's rates. Any rate orders which might ultimately be entered as a result of these filings would affect customers served by the Company in all areas where individual city regulatory authorities do not have original jurisdiction.

Management cannot predict the ultimate outcome of these rate filings, although management believes that their ultimate resolution will not have a material adverse effect on the Company's results of operations or financial condition.





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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act

of 1934, the registrant has duly caused this report to be

signed on its behalf by the undersigned thereunto duly

authorized.



                                      CENTRAL POWER AND LIGHT COMPANY



Date:  March 10, 1994

                                      By:    DAVID P. SARTIN
                                             David P. Sartin
                                         Controller, Secretary and
                                         Chief Accounting Officer